EXHIBIT B: CODE OF ETHICS & INSIDER TRADING POLICIES AND PROCEDURES

3A Capital, LLC
(the “Company”)

Code of Ethics & Insider Trading Policy

June 2026

This document is for employees of the Company only and not for distribution. Please contact the CCO if you have any questions regarding the content or use of this document.

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Definitions
The following defined terms are used throughout this Code of Ethics. Other terms are defined within specific sections of the Code.

•Access Person - An Access Person is an Employee who has access to non-public information regarding trading or client holdings who is involved in making Securities recommendations to Clients, or who has access to non-public Securities recommendations. All persons performing advisory functions on behalf of the Company, executives and officers, and those who have access to client transactions or recommendations are considered Access Persons. The Company deems every employee to be an Access Person.

•Advisers Act - The Investment Advisers Act of 1940.

•Beneficial Interest - An individual has a Beneficial Interest in a Security if he or she can directly or indirectly profit from the Security. An individual generally has a Beneficial Interest in all Securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household.

•CCO- The Company’s Chief Compliance Officer

•Client - The person or entity to whom The Company provides investment advisory services.

•Employee - The Company's officers, directors, partners, members, independent contractors, employees or any other person who provides investment advice on the Company's behalf and is subject to the Company’s supervision or control. Independent contractors are considered Employees for purposes of this manual but for no other legal purpose.

•Exchange Act - The Securities Exchange Act of 1934.

•Federal Securities Laws - The Federal Securities Laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach- Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•Front-Running - Trading a favored account ahead of other accounts.

•IC Act - The Investment Company Act of 1940.

•Insider Trading - Trading personally or on behalf of others on the basis of Material Non-Public Information or improperly communicating Material Non-Public Information to others.

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•IPO - An initial public offering. An IPO is an offering of Securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

•Material Non-Public Information - Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision.

•Non-public Personal Information - Regulation S-P defines "Non-public Personal Information" to include personally identifiable financial information that is not publicly available, as well as any list, description, or other grouping of consumers derived from non-public personally identifiable financial information.

•PCAOB - The Public Company Accounting Oversight Board.

•Private Placement - Also known as a "Limited Offering." An offering that is exempt from registration pursuant to sections 4(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

•Qualified Custodian - Financial institutions that clients and advisers customarily turn to for custodial services. These include banks and savings associations and registered broker- dealers.

•Security - The SEC defines the term "Security" broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other Securities, participation in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. "Security" is also defined to include any instrument commonly known as a Security.

•SEC - The Securities and Exchange Commission.

Securities Act - The Securities Act of 1933.

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Background
Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients' interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters. Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•The Company’s fiduciary duty to its clients
•Compliance with all applicable Federal Securities Laws
•Reporting and review of personal Securities transactions and holdings
•Reporting of violations of the code; and
•Delivery of the code to all Employees.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

The Company and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Company to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge duties under the Code of Ethics.

Employees shall act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Company's services, and engaging in other professional activities.

We expect Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, the Company must act in its Clients' best interests. Neither the Company, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks or concerns about the Company's business practices with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, the Employee should bring the matter to the CCO's attention.

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Reporting Violations of the Code
Employees must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, The Company shall protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of suspected violations of the Code and shall prepare a report of violations.

Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including, dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Policies and Procedures Manual (or "Compliance Manual"), may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt
The Company will distribute this Code of Ethics to each Employee upon the commencement of employment and upon any amendment to the Code of Ethics, as well as annually.

All Employees must acknowledge that they have received, read, understand, and agree to comply with the Company's Code of Ethics. All Employees will be required to acknowledge in writing receipt of any amendments made to this Code of Ethics. The CCO or a designee is responsible for the collection of attestations. Such acknowledgements shall be made via the ComplianceAlpha system.

Conflicts of Interest
Conflicts of interest may exist between various individuals and entities, including the Company, its Employees, and the interests of its Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for the Company, its Employees, and/or its Clients. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

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The Company’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve The Company and/or its Employees on one hand and Clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the Clients over the interests of The Company and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO's attention.

Outside Business Activities
All Access Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely religious, charitable or civic involvements which do not impinge on the Access Person’s work commitment to the Company. Approval must be obtained through the CCO and will ordinarily require consideration by senior management of the Company. The Company can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of the Company. If you are unsure of what constitutes an outside business activity, please contact the CCO.

Borrowing
Access Persons should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. If an Access Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with the Company. Access Persons are prohibited from borrowing from a client without the express written permission of the CCO.

Personal Securities Transactions
Personal trading activity conducted by the Company's Access Persons should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with the one's ability to fulfill daily job responsibilities or to otherwise violate anti- manipulative or insider trading regulations.

Accounts Covered by the Code
The Company’s Code of Ethics applies to all accounts holding any Reportable Securities over which Access Persons have any Beneficial Interest, which includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

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It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household. Such accounts may still be subject to quarterly reviews, and the CCO retains the authority to require such reporting.

Reportable Securities
The Company requires Access Persons to provide periodic reports regarding transactions and holdings in all "Reportable Securities," which include any Security, except:

•Direct obligations of the Government of the United States
•Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements
•Shares issued by money market funds
•Shares issued by open-end investment companies registered in the U.S.
•Interests in 529 college savings plans; and
•Shares issued by unit investment trusts that are invested exclusively in one or more open- end registered investment companies, none of which are advised or underwritten by the Company or an affiliate.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in the Company's Code of Ethics.

*Investments in cryptocurrencies, blockchain and other digital assets must be reported quarterly.

Pre-clearance Procedures

Access Persons must have written clearance for securities transactions involving IPOs or Private Placements, before completing the transactions. The Company may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Requests to conduct any securities transactions should be submitted to the CCO using the ComplianceAlpha pre-clearance module. For investments in Private Placements, Access Persons should submit the offering and subscription document of the investment along with the initial capital contribution to the CCO. Additional capital calls into an approved Private Placement do not need to be approved.

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The Company or its Employees may receive information that may be deemed to be Material Non-Public Information. Consequently, The Company may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on a Restricted List. Please refer to the Company's Insider Trading Policy in this manual for further information and requirements.
Restricted List and Quarterly Rebalance Trading Policy
Purpose
As a fiduciary, the Company is committed to preventing conflicts of interest, front-running, misuse of confidential portfolio information, and personal trading practices that may disadvantage clients or shareholders of the Company’s exchange-traded funds (“ETFs”). This Policy establishes trading restrictions applicable to securities placed on the Company’s Restricted List in connection with quarterly ETF rebalances.
Restricted List Securities
The Company, in its discretion, may maintain a Restricted List of securities that are subject to trading restrictions due to pending or ongoing ETF trading activity, portfolio rebalances, confidential investment information, or other compliance considerations.
The Restricted List may include:
•Securities being considered for purchase or sale by an ETF;
•Securities being added to or removed from an ETF;
•Securities subject to significant weighting changes;
•Related derivatives or other instruments tied to such securities.
The Restricted List shall be maintained by Compliance and may be updated at any time without prior notice.
Quarterly Rebalance Blackout Period
Covered Persons are prohibited from directly or indirectly purchasing, selling, or otherwise transacting in any Restricted List security during the blackout period associated with a quarterly ETF rebalance.

The blackout period shall begin:
•Five (5) calendar days prior to the commencement of the quarterly rebalance process; and shall continue until:
•Five (5) calendar days following completion of the quarterly rebalance process.

This prohibition applies regardless of whether the employee possesses knowledge of specific trades or portfolio changes.

Prohibited Conduct
Covered Persons may not:

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•Trade ahead of ETF rebalances or anticipated portfolio activity;
•Attempt to benefit from knowledge of ETF trading activity;
•Circumvent this Policy through related accounts, family members, controlled entities, or derivative instruments;
•Submit trades during blackout periods even if pre-clearance was previously obtained.
Violations and Disciplinary Measures
Violations of this Policy are taken seriously and may result in disciplinary action, including one or more of the following:
•Cancellation or “busting” of the transaction where practicable;
•Forced reversal of the transaction;
•Disgorgement of profits or avoidance of losses;
•Written warning or formal reprimand;
•Suspension of personal trading privileges;
•Enhanced monitoring or reporting requirements;
•Monetary sanctions;
•Suspension of employment; and/or
•Termination of employment.
The Company reserves the right to require the employee to absorb any losses, costs, fees, or market impact associated with a busted or reversed trade.

Violations may also be reported to regulators where required by applicable law or regulation.
Exceptions
Limited exceptions may be granted by the CCO in writing under circumstances determined to present minimal risk of conflict, including certain automatic investment plans, discretionary accounts, or hardship situations. Any exception must be documented prior to the transaction.

Reporting

The Company must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must promptly report to the Company the opening of any new accounts, submit quarterly reports regarding Reportable Securities transactions, and report holdings on an annual basis. All Code of Ethics reporting, attestations and brokerage statements shall be submitted through ComplianceAlpha and reviewed by the CCO or a designee.

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List of Accounts - Initial

Within 10 days of an individual becoming an Access Person, the Access Person must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Initial Accounts Reporting Form. This form must be completed by all new Access Persons and must include the reporting of all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

Initial Accounts Reporting Forms should be signed, dated, and submitted to the CCO within 10 days of becoming an Access Person.

List of Accounts - Annual

Access Persons must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Accounts Reporting Form via Compliance Alpha. This form must be completed for all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities. If you do not have any accounts to report, this should be indicated on the Accounts Reporting Form. Accounts Reporting Forms must be submitted to the CCO on or before January 30 of each year. Investments in Private Placements or other Limited Offerings must be reported annually via Compliance Alpha.

List of Accounts - Upon New Account Establishment

Access Persons must promptly report the opening or establishment of any accounts that are permitted to hold Reportable Securities during the Access Person's affiliation with the Company, even if the Access Person does not expect that the account will hold Reportable Securities.

Newly opened accounts must be disclosed through ComplianceAlpha on the first quarterly reporting form due following the opening of the account.

Holdings Reports - Initial

Within 10 days of an individual first becoming an Access Person, the Access Person must report all holdings of Reportable Securities in which they have a Beneficial Interest by completing the Initial Personal Securities Holdings Report Form via Compliance Alpha.

If you do not have any holdings to report, this should be indicated on the Initial Personal Securities Holdings Report Form. Initial Personal Securities Holdings Report Forms must be signed, dated, and submitted to the CCO via Compliance Alpha within 10 days of becoming an Access Person and must be current as of no more than 45 days prior to the date the individual first becomes an Access Person.

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Holdings Reports - Annual

On an annual basis, Access Persons are required to report all holdings of Reportable Securities in which they have a Beneficial Interest by completing the Annual Personal Securities Holdings Report Form via Compliance Alpha.

If you do not have any holdings to report, this should be indicated on the Annual Personal Securities Holdings Report Form. Annual Personal Securities Holdings Report Forms must be submitted to the CCO on or before January 30 of each year and the holdings reported on the form must be current as of no more than 45 days prior to the submission of such reports.

Transaction Reports – Quarterly

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest.

You may utilize ComplianceAlpha to fulfill your quarterly reporting obligations. Alternately, for transactions placed through a broker-dealer, you may provide duplicate account statements. Any trades in Reportable Securities that did not occur through a broker-dealer, such as the purchase of a private fund or direct purchase through an issuer's transfer agent, must be reported on the Quarterly Transactions Reporting Form.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Transactions Reporting Form in Compliance Alpha.

Forms and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.

Access Persons should note that transactions in Private Placements or other Limited Offerings are subject to reporting if such transactions include:

•Contributions
•Withdrawals
•Disbursements
•Liquidations

Capital Calls are exempt from reporting, however, investments in any new Private Placement or Limited Offerings must also be pre-cleared in addition to reporting.

Exceptions from Reporting Requirements

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There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

•Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan;
or

•Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee's management.

Any investment plans or accounts for which an Access Person claims an exception based on "no direct or indirect influence or control" must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply.

"No direct or indirect influence or control" with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager, 2) no right to intervene in the management of the account by the trustee or third party manager, 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence, and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

In making a determination of whether or not the Access Person has direct or indirect influence or control, the CCO will ask for information about the Access Person's relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

The Company requires that all Access Persons seeking a reporting exception for an account based on "no direct or indirect influence or control" complete the Code of Ethics Reporting Exception Certification Form initially when the exception is first sought and no less than annually thereafter.

The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Personal Trading and Holdings Reviews

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The Company's Code of Ethics is designed to mitigate material conflicts of interest associated with Access Persons' personal trading activities. Accordingly, the CCO will closely monitor Access Persons' investment patterns to detect the following potentially abusive behavior:

•Trading in securities appearing on the Restricted List
•Frequent and/or short-term trades in any Security
•Front-Running and other trading in conflict with Client interests; and
•Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Code of Ethics for potentially abusive behavior. The CCO's trades are reviewed by the Principal, or another designee. Upon review, the CCO/Principal will initial and date each report received and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO/Principal and/or sanctions, up to and including, dismissal.

Disclosure of the Code of Ethics

The Company will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for the Company's Code of Ethics should be directed to the CCO.

INSIDER TRADING Background
Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of Material Non-Public Information by such investment adviser or any associated person. Federal Securities Laws have been interpreted to prohibit the following activities:

•Trading by an insider while in possession of Material Non-Public Information
•Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential
•Trading by a non-insider who obtained Material Non-Public Information through unlawful means such as computer hacking
•Communicating Material Non-Public Information to others in breach of a fiduciary duty; and
•Trading or tipping Material Non-Public Information regarding an unannounced tender offer.

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What Information is Material?

Information is considered to be "material information" if there is a substantial likelihood that a reasonable investor would consider it important when making an investment decision, or if the information is reasonably likely to affect the price of a company's securities. Material information can be positive or negative and may relate to uncertain events.

Many types of information may be considered material, including, without limitation, advance knowledge of:

•Dividend or earnings announcements
•Asset write-downs or write-offs
•Additions to reserves for bad debts or contingent liabilities
•Expansion or curtailment of company or major division operations
•Merger, joint venture announcements
•New product/service announcements
•Discovery or research developments
•Criminal, civil and government investigations and indictments
•Pending labor disputes
•Debt service or liquidity problems
•Bankruptcy or insolvency problems
•Tender offers and stock repurchase plans; and
•Recapitalization plans.

Information provided by a company could be material because of its expected effect on a particular class of Securities, all of a company's Securities, the Securities of another company, or the Securities of several companies. The prohibition against misusing Material Non-Public Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued Securities. Material information need not relate to a company's business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security and therefore be considered material.
Employees should consult with the CCO if there is any question as to whether non- public information is material.

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What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. Examples of the ways in which non-public information might be transmitted include, but are not limited to in person, in writing, by telephone, during a presentation, by email, instant messaging, text message, or through social networking sites.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Employees should consult with the CCO if there is any question as to whether material information is non-public.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained, or loss avoided (and up to $1,000,000 for companies).

Policies and Procedures

The Company's Insider Trading Policies and Procedures apply to all Employees, as well as any transactions in any Securities by family members, trusts, or corporations, directly or indirectly controlled by such persons.

Prohibited Use or Disclosure of Material Non-Public Information

Employees are strictly forbidden from engaging in Insider Trading, either personally or on behalf of the Company or its clients. the Company will not protect Employees found guilty of Insider Trading. Employees must notify the CCO as soon as practicable after receiving Material Non-Public Information and are prohibited from using this information for their own interests. Material Non-Public Information may also be received subject to a confidentiality agreement to use the information only for a specific purpose, such as advising on a specific transaction or investment (e.g., advise on a merger or takeover to one of the issuers). The CCO must approve all written confidentiality agreements relating to the receipt of Material Non-Public Information. Any disclosure or use of Material Non-Public Information in violation of such an agreement is prohibited.

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Employees may disclose Material Non-Public Information only to the Company Employees and outside parties who have a valid business reason for receiving the information, and only in accordance with any confidentiality agreement or information barriers that apply.

Selective Disclosure

Non-public information about the Company's investment strategies or ETFs may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending investment activities or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information and doing so may be considered a violation of the fiduciary duty that the Company owes to its Clients.

Receipt of Information

In certain instances, Employees of the Company may receive information that may be deemed to be Material Non-Public Information. To the extent possible Employees should seek pre-approval from the CCO prior to accessing such information. In all cases, Employees should immediately inform the CCO if they have or believe they have received material non-public information.

Please note that certain Employees may routinely have access to Material Non-Public Information as part of their regular job responsibilities or may be specifically authorized by the CCO to receive Material Non-Public Information. Consideration for providing this authorization is based on an individual's level of seniority, experience, and familiarity with the process for receipt and handling Material Non-Public Information. Individuals who act as Chief Executive Officer, Chief Investment Officer, Chief Client Officer, and Portfolio Manager.

Upon knowledge that an unauthorized Employee may have received Material Non-Public Information, the CCO shall prepare a written memorandum describing the information, its source, and the date that the information was received. The CCO will determine what precautions may be appropriate to protect the improper dissemination or use of the information. The CCO will communicate restriction requirements to all Employees in writing immediately after determining the need for such additional measures.

Restricted List

In the event an Employee obtains MNPI, the Company may implement a Restricted List which includes companies and issuers in whose securities Employees are prohibited from trading without first receiving written clearance from the CCO. Employees may use the Pre-Clearance Form for Securities Transactions for this purpose.

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The CCO maintains the Restricted List, if applicable, and will distribute the Restricted List to Employees annually whenever a change is made to the Restricted List.

Issuers are placed on the Restricted List due to one or more of the following reasons:

•The issuer is a Client, or an affiliate of a Client of the Company
•One or more of the Company's Clients holds concentrated positions in securities of the issuer
•The Company or one or more of its Employees has inside information about the issuer
•The CCO believes that trading in a specific company or issuer may present a conflict of interest to the Company or its Clients.

Relationships with Potential Insiders

Third parties with whom the Company has a relationship, such as the Company's analyst or researcher, may possess Material Non-Public Information. Access to such information could come as a result of, among other things:

•Being employed or previously employed by an issuer (or sitting on the issuer's board of directors)
•Working for an investment bank, consulting firm, supplier, or customer of an issuer
•Sitting on an issuer's creditors committee
•Personal relationships with connected individuals; and
•A spouse's involvement in any of the preceding activities.

Individuals associated with a third-party who have access to Material Non-Public Information may have an incentive to disclose the information to the Company due to the potential for personal gain. Employees should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Employees should inquire about the basis for any such recommendations or information and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Non-Public Information.

Creating or passing rumors with the intent to manipulate Securities prices or markets may violate the anti-fraud provisions of Federal Securities Laws. Such conduct is contradictory to the Company's Code of Ethics, as well as the Company's expectations regarding appropriate behavior of its Employees. Employees are prohibited from knowingly circulating rumors or sensational information, which could impact market conditions for one or more Securities, sectors, or markets, or improperly influence any person or entity.

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This policy is not intended to discourage or prohibit appropriate communications between Employees of the Company and other market participants and trading counterparties. Please consult with the CCO if you have questions about the appropriateness of any communications.
GIFTS AND ENTERTAINMENT

Policies and Procedures

Associated Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gift Policy
The Company's employees are prohibited from giving gifts that may appear lavish or excessive, to any Client, prospect, individual, or entity with whom the Company does, or is seeking to do business. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $300 in any twelve-month period) may be given. Gifts more than nominal value are required to be reported to the CCO. Gifts are reported quarterly on the Quarterly Transaction Report via ComplianceAlpha. Associated Persons are prohibited from giving a cash payment or gift to a person for soliciting or referring clients or potential clients unless specifically permitted under the Company's Cash Payment for Clients Solicitation Policy.

Entertainment Policy
The Company's employees are prohibited from giving entertainment that may appear lavish or excessive, to any Client, prospect, individual, or entity with whom the Company does, or is seeking to do, business. If an event is highly publicized such that the tickets for such event may be selling in excess of their face value, Associated Persons must consider the mark-up or market value with respect to his/her reporting requirements.

These policies are not intended to prohibit normal business entertainment.

Associated Persons' Receipt of Gifts

On occasion, Associated Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons. However, Associated Persons are prohibited from accepting extraordinary or extravagant gifts, and such gifts will be returned to the giver. Gifts of nominal value, a gift whose reasonable value, alone or in the aggregate, is not more than $300 in any twelve-month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. Associated Persons must report all receipts of gifts to the CCO on the Quarterly Transaction Report via ComplianceAlpha.

Gifts such as gift baskets or lunches delivered to the Company's offices, which are received on behalf of the Company, do not require reporting.

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Associated Persons' Receipt of Entertainment
Associated Persons are prohibited from accepting entertainment that may appear lavish or excessive. Associated Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If an event is highly publicized such that the tickets for such event may be selling in excess of their face value, Associated Persons must consider the mark-up or market value with respect to his/her reporting requirements. Associated Persons must report all receipts of entertainment to the CCO on the Gifts and Entertainment Reporting Form.
Gifts and Entertainment Given to Union Officials
Any gift or entertainment provided by the Company to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Company's fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO on the Gifts and Entertainment Reporting Form.

Gifts and Entertainment Given to Foreign Governments and "Government Instrumentalities"
The Foreign Corrupt Practices Act ("FCPA") prohibits the direct or indirect giving of, or a promise to give, "things of value" in order to corruptly obtain a business benefit from an officer, Employee, or other "instrumentality" of a foreign government. Companies that are owned, even partly, by a foreign government, may be considered an "instrumentality" of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be "instrumentalities" of a foreign government.

Associated Persons must use the Gifts and Entertainment Reporting Form to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

ADVISORY SERVICES FOR GOVERNMENT ENTITIES (PAY-TO-PLAY)
Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients.

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Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by registered investment advisers and their covered associates. The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also prohibits investment advisers and their covered associates from providing payments to unregulated third parties to solicit advisory business from any government entity and includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly. A violation of any such prohibition could result in lost business opportunities, lost revenue and/or civil or criminal liability for the Company.
Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of a government entity. This prohibition also applies to “Covered Associates” of the adviser. A “Covered Associate” of an adviser is defined to include:

•Any general partner, managing member or executive officer, or other individual with a similar status or function
•Any Associated Person that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that Associated Person
•Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”
•Any consultant or other independent contractor hired by the Company or Company Affiliate who solicits a Government Entity on behalf of the Company or any Company Affiliate or supervises any Person who performs such activities
The determination of whether a staff person is a Covered Associate shall be made by the CCO.

However, there is an exception available for contributions from individuals of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer Associated Persons; advisers with more than 50 Associated Persons can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular Associated Person, irrespective of the amount of time that passes between returned contributions.
The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients the look-back period is six months instead of two years.

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Restrictions on Payments for the Solicitation of Clients

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or Associated Person of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer. However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.
Additional Prohibitions

Investment advisers and its covered associates are prohibited from doing anything indirectly which, if done directly, would violate Rule 206(4)-5. This includes coordinating or soliciting any person to make a contribution or payment to an official of the government entity, or a related local or state political party.

Recordkeeping Obligations

Paragraph (a)(18) of Rule 204-2 imposes recordkeeping requirements on registered investment advisers that provide advisory services to clients that fall within Rule 206(4)-5’s definition of a “government entity”. Advisers with “government entity” clients must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients. Advisers that have not provided advisory services to government entities or made payment for the solicitation of a government entity during the past 5 years are not required to maintain books and records relating to political contributions under Rule 204-2(a)(18).
Guidance Regarding Bona-Fide Charitable Contributions

In Political Contributions by Certain Investment Advisers, Advisers Act Release No. 3043 (July 1, 2010) the SEC indicated that charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, would not implicate Rule 206(4)-5.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

•Advisers that provide advisory services to a government entity; and
•Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity

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An “official of a government entity” means any person (including any election committee for the person) who was at the time of the contribution an incumbent, candidate or successful candidate for elective office of any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officers, agents or Associated Persons of the state or political subdivision or agency.
Policies and Procedures Definitions
•"Covered Associate Affiliate" means, as to any Covered Associate, any Person that is directly or indirectly controlled by, or primarily for the benefit of, such Covered Associate, including but not limited to any political action committee ("PAC") under direct or indirect control of such Covered Associate.
•"Permitted Contribution" means any Payment or Payments by a Covered Associate that is a natural person to a Public Official of the State(s) (or subdivisions thereof) where the Covered Associate is entitled to vote and that, in the aggregate, do not exceed $350 per election to any Public Official for whom the Covered Associate is entitled to vote or that do not exceed $150 per election to any Public Official for whom the Covered Associate is not entitled to vote.
•"Public Official" means (i) any individual who is, at the time any Payment is made (or coordination or solicitation of Payments by others occurs), an incumbent, candidate or successful candidate for elective office of a Government Entity; (ii) any individual who is a candidate or successful candidate for federal elective office (President, Vice President, Senator or Member of Congress) if such individual, at the time any Payment is made (or coordination or solicitation of Payments by others occurs) holds an elected or appointed office of a Government Entity; (iii) any Person known to be providing assistance with respect to the candidacy of any of the foregoing, including, but not limited to, any PAC, any inauguration or transition committee, and a local or state political party; and (iv) a foundation or other charitable institution known to be closely associated with any of the foregoing.
Reporting and Pre-Clearance of Political Contributions

This policy applies to any political contribution made directly or indirectly by the Company (or any affiliate thereof) or any “covered associate” of the Company to an “official of a government entity”.

Because the Company is not engaged in the solicitation of government entities as advisory clients, “Covered associates” may make a political contributions without obtaining pre-clearance from the CCO. However, Covered Associates must disclose such contributions on their quarterly personal securities certifications.

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Any political contribution by the Company, rather than its “covered associates,” must be pre-cleared by the CCO, irrespective of the proposed amount or recipient of the contribution.

In considering pre-clearance of a political contribution, the CCO will consider whether the proposed contribution is consistent with this policy and the restrictions imposed by Rule 206(4)-5. To the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.
Associated Persons may make contributions to national political candidates, parties, or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political office and the contributions are not earmarked or known to be provided for the benefit of a particular “official of a government entity”. Associated Persons should consult with the CCO if there is a question about the propriety of a potential contribution.

The Company is generally not in the business of soliciting government entities as advisory clients, so while preclearance within the de minimis amounts is not required, Access Persons are required to report all political contributions as part of their quarterly Code of Ethics reporting requirements.
Payments to Third Parties

The Company and its Associated Persons shall not pay a third party, such as a solicitor or placement agent, to solicit government entity clients on behalf of the Company, unless that third party is an executive officer, general partner, managing member (or similar status) or employee of the Company, or an SEC-registered investment adviser in compliance with Rule 206(4)-5.
Public Office

Associated Persons must obtain written pre-approval from the CCO prior to running for any public office. Associated Persons may not hold a public office if it presents any actual or apparent conflict of interest with the Company’s business activities.
Disclosure of Political Contributions by New Hires

Any potential new hire is required to disclose all political contributions for the two-year period prior to the date of employment. Political contributions made by such person during the two-year period prior to the date of employment will be attributed to the Company unless otherwise determined by the CCO.

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AGREEMENT TO ABIDE BY CODE OF ETHICS (FORM OF)

This agreement is entered into by and between the Company and the Associated Person whose name and signature is represented below.

By signing this agreement, I,    , acknowledge that:

     I have received a copy of the Company's Code of Ethics;

     I have read and understand the information contained in the Code of Ethics; and,

     I will abide by the Code of Ethics and any subsequent amendments thereto.

To comply with the personal securities transactions reporting policy and the Company's Code of Ethics, I further certify that I have directed each broker with whom I have a Covered Account containing Covered Securities and to send to the Company's designated CCO duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the policy and the Company's Code of Ethics.

To meet the disclosure requirements of pertinent securities laws, rules and regulations, I further certify that I will disclose all legal and disciplinary events for which I am, or have been personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

Signature:

Date:

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Delegated Functions Summary
The following functions are delegated to the Fund sponsor and/or other service providers:

Function	Delegated Party
Trading	Sponsor/Sub-Advisor (if applicable)
Best Execution	Sponsor
Brokerage Selection	Sponsor
Proxy Voting	Sponsor
Section 13 Filings	Sponsor
Fund Accounting	Administrator
NAV Calculation	Administrator
Valuation Program	Sponsor and Fund Service Providers
AML Program	Distributor/Transfer Agent/Administrator
Shareholder Servicing	Transfer Agent
Fund Distribution	Distributor
FINRA Advertising Review	Distributor
The Company shall maintain reasonable oversight of delegated functions to the extent required by its fiduciary and regulatory obligations.

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